EXHIBIT 3

LOCK-UP AGREEMENT

LOCK-UP LETTER

January [__], 2009

Credit Suisse Securities (USA) LLC
Eleven Madison Avenue
New York, New York 10010

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

As representatives of the several Underwriters referred to below

Dear Sirs and Mesdames:

The undersigned understands that Credit Suisse Securities (USA) LLC (“Credit Suisse”) and Morgan Stanley & Co. Incorporated (“Morgan Stanley”) propose to enter into an Underwriting Agreement (the “Underwriting Agreement”) with Century Aluminum Company, a Delaware corporation (the “Company”), providing for the public offering (the “Public Offering”) by the several underwriters, including Credit Suisse and Morgan Stanley and the other underwriters for which they act as representatives (the “Underwriters”), of shares (the “Shares”) of the Common Stock, $.01 par value of the Company (the “Common Stock”).

To induce the Underwriters that may participate in the Public Offering to continue their efforts in connection with the Public Offering, the undersigned hereby agrees that, without the prior written consent of Credit Suisse and Morgan Stanley on behalf of the Underwriters, it will not, during the period commencing on the date hereof and ending 90 days after the date of the final prospectus relating to the Public Offering (the “Prospectus”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise.  The foregoing sentence shall not apply to (a) the sale of any Shares to the Underwriters pursuant to the Underwriting Agreement, (b) transactions relating to shares of Common Stock or other securities acquired in open market transactions after the completion of the Public Offering, (c) the cashless exercise of an option outstanding as of the date hereof that will expire during the restricted period referred to in the foregoing sentence; provided that (i) such transaction does not involve the sale or transfer of any shares of Common Stock other than to the Company and (ii) the shares received upon such exercise shall be subject to the terms of the Lock-Up Agreement, (d) sales or other dispositions of shares of Common Stock to the Company to discharge tax withholding obligations resulting from the vesting of performance shares during the term of the Lock-Up Agreement; provided that (i) the undersigned is listed on Schedule I hereto and (ii) the aggregate number of shares withheld by the Company for all persons listed on Schedule I hereto shall not exceed 150,000 shares of Common Stock, (e) transfers of Common Stock or securities convertible into Common Stock as part of the acquisition of the Company by a third party by way of merger, consolidation, stock exchange or tender offer (which may include acquisition of less than 100% of the voting stock of the Company), (f) transfers among any of the undersigned and/or its Majority Holders and/or its or their direct and/or indirect Subsidiaries; (g) transfers of shares of Common Stock as bona fide gifts, and (h) transfers of shares of Common Stock to a trust where the beneficiaries of the trust are drawn solely from a group consisting of the undersigned and immediate family members of the undersigned; provided that in the case of any transfer pursuant to clause (f), (g) or (h), (A) each transferee or trustee agrees to enter into a lock-up letter substantially in the form of this Lock-Up Agreement and (B) the undersigned shall not be required to, and shall not voluntarily, file a report on Form 4 under Section 16(a) of the Securities Exchange Act of 1934 reporting a reduction in beneficial ownership of shares of Common Stock during the restricted period referred to in the foregoing sentence.  “Immediate family member” of a person means the spouse, lineal descendants, father, mother, brother, sister, father-in-law, mother-in-law, brother-in-law and sister-in-law of such person.  In addition, the undersigned agrees that, without the prior written consent of Credit Suisse and Morgan Stanley on behalf of the Underwriters, it will not, during the period commencing on the date hereof and ending 90 days after the date of the Prospectus, make any demand for or exercise any right with respect to, the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock.  The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the undersigned’s shares of Common Stock except in compliance with the foregoing restrictions.  As used in this letter, “Majority Holder” and “Subsidiary” are used as defined in the Certificate of Designation, Preferences and Rights Of Series A Convertible Preferred Stock of Century Aluminum Company filed with the Secretary of State of the State of Delaware on July 7, 2008.

Notwithstanding any provisions set forth in this Lock-Up Agreement to the contrary, this Lock-Up Agreement shall terminate on February 10, 2009 if the Company and the Underwriters shall not have executed the Underwriting Agreement by such date.

The undersigned understands that the Company and the Underwriters are relying upon this Lock-Up Agreement in proceeding toward consummation of the Public Offering.  The undersigned further understands that this Lock-Up Agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors and assigns.

Whether or not the Public Offering actually occurs depends on a number of factors, including market conditions.  Any Public Offering will only be made pursuant to an Underwriting Agreement, the terms of which are subject to negotiation between the Company and the Underwriters.  If for any reason the Underwriting Agreement shall be terminated prior to the Closing Date (as defined in the Underwriting Agreement), the agreement set forth above shall likewise be terminated.

Glencore Investment Pty Ltd
(Name): c/o Glencore AG Baarermattstrasse 3 CH-6341 Baar, Switzerland
(Address)

Schedule I

Logan W. Kruger
Michael A. Bless
Wayne R. Hale
Robert R. Nielsen
Steve Schneider
Giulio Casello
Michelle M. Lair
William J. Leatherberry
Jerry E. Reed
Jarl Berntzen
Robert E. Fishman
John C. Fontaine
Peter C. Jones
Catherine Z. Manning
John P. O’Brien
Willy R. Strothotte
Jack E. Thompson